Exhibit 99.1

Contacts

Massa B. Cressall, Investor Relations

Phone: (441) 278-0988

Email: mcressall@endurance.bm

Marianne Walsh, Corporate Communications

Phone: (441) 278-0420

Email: mwalsh@endurance.bm

ENDURANCE SPECIALTY HOLDINGS EARNS $113 MILLION IN 4TH QUARTER OF 2004 AND $356 MILLION FOR FULL YEAR

PEMBROKE, Bermuda – February 16, 2005 – Endurance Specialty Holdings Ltd. (NYSE:ENH), today reported net income of $113.1 million or $1.71 per diluted share for the fourth quarter of 2004 versus net income of $88.9 million or $1.31 per diluted share in the fourth quarter of 2003. In the fourth quarter of 2004, operating income, which excludes after-tax realized investment gains and losses and foreign exchange gains and losses, was $108.4 million or $1.64 per diluted share versus $86.5 million or $1.28 per diluted share in the fourth quarter of 2003. For the year ended December 31, 2004, net income was $355.6 million or $5.28 per diluted share versus net income of $263.4 million or $4.00 per diluted share for the year ended December 31, 2003. Operating income for the year ended December 31, 2004 was $348.4 million or $5.18 per diluted share, up 37.6% from the year ended December 31, 2003.

Annualized return on average equity was 24.9% during the fourth quarter of 2004 and return on average equity for the year ended December 31, 2004 was 20.3%. Operating return on average equity for the year ended December 31, 2004 was 19.9% and operating return on beginning equity for the year was 21.2%.

Kenneth J. LeStrange, Chairman and Chief Executive Officer, commented, “I am pleased to be reporting another set of outstanding financial results for Endurance in the fourth quarter of 2004. We significantly exceeded our return on equity guidance of 15.5% to 17.5% in a year marked by substantial catastrophic losses, demonstrating the strength of our multi-line approach, technical underwriting and liability management. We finished the year with excellent underwriting profitability and generated $1.2 billion in cash flow. Based on the strong businesses we have built, subject to normal catastrophe losses, we estimate that Endurance will generate an operating return on equity in 2005 of 16%.”

Mr. LeStrange continued, “We made significant progress in diversifying our shareholder base and increasing the public float of Endurance’s equity during 2004. With the successful completion of our secondary public offering in March and the sale of Aon’s direct stake in Endurance in December, over half of our equity is now publicly traded.”

Gross premiums written were $272.2 million for the quarter ended December 31, 2004, an increase of 3.8% from the $262.2 million in gross premiums written for the fourth quarter of 2003. For the year ended December 31, 2004, Endurance had gross premiums written of $1.7 billion, an increase of 6.8% from the $1.6 billion of gross premiums written in 2003. Earned premiums in the quarter were $411.3 million, an increase of 15.5% from the fourth quarter of 2003.

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The combined ratio was 81.6% in the fourth quarter of 2004 compared to 82.5% in the fourth quarter of 2003. The loss ratio was 53.0% in the quarter compared to 54.9% in the fourth quarter of 2003.

The Company benefited from $25.7 million in positive reserve development for the fourth quarter of 2004 from prior years, compared to $8.5 million in the fourth quarter of 2003. This reduction in the Company’s estimated losses for prior years was heavily driven by lower than anticipated frequency in the Property Per Risk Treaty Reinsurance and Property Catastrophe Reinsurance segments.

Most segments of the business performed well in 2004. In the fourth quarter, based on reported claims activity and the distribution of claims between the four hurricanes that struck the Southeastern United States in the third quarter, the Company increased its gross estimate of claims related to those events by $12.3 million. This increase was split roughly evenly between the U.S. Property Treaty segment and the Bermuda-based Property Catastrophe Reinsurance segment. The Company does not believe it has material losses as a result of the Southeast Asian Tsunami.

Investment income was $37.5 million in the fourth quarter of 2004, an increase of 76.3% from the $21.3 million of investment income in the fourth quarter of 2003. For the year ended December 31, 2004, Endurance had investment income of $122.1 million, an increase of 71.9% from the year ended December 31, 2003. Investment income growth was driven by strong operating cash flows coupled with a moderately higher interest rate environment.

In the fourth quarter of 2004, Endurance repurchased 450,000 shares for $14.9 million. For the full year, the Company repurchased 2.8 million shares for $91.5 million.

At December 31, 2004, the Company’s GAAP shareholder’s equity was $1.9 billion or $27.91 per diluted share, up 16.1% from December 31, 2003.

Total assets were $5.2 billion and cash and invested assets were $3.9 billion, an increase of 47.3% from the year ended December 31, 2003. Net operating cash flow was $1.2 billion for the year versus $943.2 million at December 31, 2003.

Endurance will host a conference call on Thursday, February 17, 2005 at 8:30 AM Eastern to discuss its financial results. The conference call can be accessed via telephone by dialing (800) 810-0924 (toll-free) or (913) 981-4900 (international). A telephone replay of the conference call will be available through March 2, 2005 by dialing (888) 203-1112 (toll-free) or (719) 457-0820 (international) and entering the pass code: 214536.

The public may access a live broadcast of the conference call at the “Investors” section of Endurance’s website, www.endurance.bm.

A copy of the Company’s financial supplement for the fourth quarter of 2004 will be available on the Company’s website at http://www.endurance.bm shortly after the release of earnings.

Operating income and annualized operating return on average equity and beginning equity are non-GAAP measures. A reconciliation of these measures to net income is provided on the attached table entitled “Reconciliation”.

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About Endurance Specialty Holdings

Endurance Specialty Holdings Ltd. is a global provider of property and casualty insurance and reinsurance. Through its operating subsidiaries, Endurance currently writes property per risk treaty reinsurance, property catastrophe reinsurance, casualty treaty reinsurance, property individual risks, casualty individual risks, and other specialty lines. Endurance’s operating subsidiaries have been assigned a group rating of A (Excellent) from A.M. Best, A2 by Moody’s and A- from Standard & Poor’s. Endurance’s headquarters are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda and its mailing address is Endurance Specialty Holdings Ltd., Suite No. 784, No. 48 Par-la-Ville Road, Hamilton HM 11, Bermuda. For more information about Endurance, please visit http://www.endurance.bm.

Safe Harbor for Forward-Looking Statements

Some of the statements in this press release may include forward-looking statements which reflect our current views with respect to future events and financial performance. Such statements may include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements in this press release for purposes of the U.S. federal securities laws or otherwise. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the Private Securities Litigation Reform Act of 1995.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or may be important factors that could cause actual results to differ from those indicated in the forward-looking statements. These factors include, but are not limited to, competition, possible terrorism or the outbreak of war, the frequency or severity of unpredictable catastrophic events, changes in demand for insurance or reinsurance, rating agency actions, uncertainties in our reserving process, a change in our tax status, acceptance of our products, the availability of reinsurance or retrocessional coverage, retention of key personnel, political conditions, changes in accounting policies, changes in general economic conditions and other factors described in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2004.

Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation publicly to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

AT DECEMBER 31, 2004 AND DECEMBER 31, 2003

(in thousands of United States dollars, except per share amounts)

	December 31, 2004	December 31, 2003
Assets
Cash and cash equivalents	$271,143	$150,923
Fixed maturity investments available for sale, at fair value	3,578,174	2,523,309
Investments in other ventures, under equity method	91,036	—
Premiums receivable, net	545,352	518,539
Deferred acquisition costs	195,419	183,387
Securities lending collateral	407,527	—
Prepaid reinsurance premiums	5,248	2,335
Losses recoverable	12,203	1,442
Accrued investment income	28,378	20,434
Intangible assets	47,107	32,407
Other assets	44,251	26,188

Total Assets	$5,225,838	$3,458,964

Liabilities
Reserve for losses and loss expenses	$1,549,661	$833,158
Reserve for unearned premiums	897,605	824,685
Securities lending payable	407,527	—
Reinsurance balances payable	70,507	23,977
Long term debt	391,280	103,029
Other liabilities	46,803	29,300

Total Liabilities	3,363,383	1,814,149

Shareholders’ Equity
Common shares
61,255 issued and outstanding (2003 – 63,912)	61,255	63,912
Additional paid-in capital	1,111,633	1,189,570
Accumulated other comprehensive income	39,473	46,068
Retained earnings	650,094	345,265

Total Shareholders’ Equity	1,862,455	1,644,815

Total Liabilities and Shareholders’ Equity	$5,225,838	$3,458,964

Book Value per Common Share
Dilutive common shares outstanding	66,729	68,445
Diluted book value per common share	$27.91	$24.03

Note: All financial information contained herein is unaudited, except the balance sheet and income statement data for the years ended December 31, 2004 and December 31, 2003, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands of United States dollars, except per share amounts)

	Quarter Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues
Gross premiums written and acquired	$272,200	$262,156	$1,711,357	$1,601,997

Net premiums written and acquired	$271,714	$261,036	$1,697,020	$1,597,844
Change in unearned premiums	139,586	94,962	(64,420)	(423,897)

Net premiums earned	411,300	355,998	1,632,600	1,173,947
Net investment income	37,462	21,252	122,059	71,010
Net foreign exchange gains (losses)	2,735	3,166	(214)	9,883
Net realized gains (losses) on sales of investments	754	(1,267)	6,130	5,718

Total revenues	452,251	379,149	1,760,575	1,260,558

Expenses
Losses and loss expenses	217,858	195,355	937,330	663,696
Acquisition expenses	80,452	69,126	329,784	230,549
General and administrative expenses	36,888	29,209	133,725	100,657
Amortization of intangibles	1,220	943	3,990	3,237
Interest expense	4,526	845	9,959	4,238

Total expenses	340,944	295,478	1,414,788	1,002,377

Income before income taxes	111,307	83,671	345,787	258,181
Income tax benefit (expense)	1,801	5,231	9,797	5,256

Net income	$113,108	$88,902	$355,584	$263,437

Per share data

Weighted average number of common and
common equivalent shares outstanding:
Basic	61,684	64,046	62,781	62,933
Diluted	66,086	67,765	67,283	65,900
Basic earnings per share	$1.83	$1.39	$5.66	$4.19

Diluted earnings per share	$1.71	$1.31	$5.28	$4.00

Note: All financial information contained herein is unaudited, except the balance sheet and income statement data for the years ended December 31, 2004 and December 31, 2003, which was derived from the Company’s audited financial statements.

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ENDURANCE SPECIALTY HOLDINGS LTD.

CONSOLIDATED FINANCIAL RATIOS

	Quarter Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
GAAP Ratios
Loss ratio	53.0%	54.9%	57.4%	56.5%
Acquisition expense ratio	19.6%	19.4%	20.2%	19.6%
General and administrative expense ratio	9.0%	8.2%	8.2%	8.6%

Combined ratio	81.6%	82.5%	85.8%	84.7%

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ENDURANCE SPECIALTY HOLDINGS LTD.

RECONCILIATION

(in thousands of United States dollars)

The following is a reconciliation of the Company’s net income to operating income and annualized operating return on average equity and beginning equity (all of which are non-GAAP measures) for the quarter and year ended December 31, 2004 and 2003:

	Quarter Ended		Year Ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Net Income	$113,108	$88,902	$355,584	$263,437
Add (Less) after-tax items:
Net foreign exchange (gains) losses	(3,824)	(3,281)	(1,238)	(9,587)
Net realized (gains) losses on investments	(847)	903	(5,903)	(5,912)

Operating Income	$108,437	$86,524	$348,443	$247,938

Average equity [a]	$1,816,640	$1,604,731	$1,753,635	$1,431,158

Operating return on average equity	6.0%	5.4%	19.9%	17.3%

Annualized operating return on average equity	23.9%	21.6%	19.9%	17.3%

Beginning equity	$1,770,824	$1,564,646	$1,644,815	$1,217,500

Operating return on beginning equity	6.1%	5.5%	21.2%	20.4%

Annualized operating return on beginning equity	24.5%	22.1%	21.2%	20.4%

[a] Average equity is calculated as the arithmetic average of the beginning and ending equity balances for the stated period.

In presenting the Company’s results, management has included and discussed certain non-GAAP measures. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the Company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the Company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with GAAP.

Operating income is an internal performance measure used by the Company in the management of its operations. Operating income represents after-tax operational results excluding, as applicable, after-tax net realized capital gains or losses and after-tax net foreign exchange gains or losses because the amount of these gains or losses is heavily influenced by, and fluctuates in part, according to the availability of market opportunities. The Company believes these amounts are largely independent of its business and underwriting process and including them distorts the analysis of trends in its operations. In addition to presenting net income determined in accordance with GAAP, the Company believes that showing operating income enables investors, analysts, rating agencies and other users of its financial information to more easily analyze the Company’s results of operations in a manner similar to how management analyzes the Company’s underlying business performance. Operating income should not be viewed as a substitute for GAAP net income.

The Company presents return on equity as a measure that it is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.

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